UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  May 31, 2011

Bacterin International Holdings, Inc.
(Exact Name of Registrant as Specified in Its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

001-34951	20-5313323
(Commission File Number)	(IRS Employer Identification No.)
600 Cruiser Lane Belgrade, Montana	59714
(Address of Principal Executive Offices)	(Zip Code)

(406) 388-0480
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement.

On May 27, 2011, Bacterin International Holdings, Inc., Inc. (the “Company”) signed a $31 million purchase agreement (the “Purchase Agreement”) with Lincoln Park Capital Fund, LLC (“LPC”), an Illinois limited liability company.    Upon signing the Purchase Agreement, LPC agreed to purchase $1,000,002  as an initial purchase under the agreement in exchange for 326,798 shares of our common stock and warrants to purchase 130,719 shares of our common stock at an exercise price of $3.06 per share, the closing price on May 26, 2011.  We also entered into a registration rights agreement with LPC whereby we agreed to file a registration statement related to the transaction with the U.S. Securities & Exchange Commission (“SEC”) covering the shares that may be issued to LPC under the Purchase Agreement within 45 days from the date of the agreement. After the SEC has declared effective the registration statement related to the transaction, we have the right, in our sole discretion, over a 36-month period to sell up to an additional $30 million of our common stock to LPC in amounts up to $1,000,000 per sale, depending on certain conditions as set forth in the Purchase Agreement.

There are no upper limits to the price LPC may pay to purchase our common stock and the purchase price of the shares related to the $30 million of additional future funding will be based on the prevailing market prices of the Company’s shares immediately preceding the time of sales without any fixed discount, with the Company controlling the timing and amount of any future sales, if any, of shares to LPC.  LPC shall not have the right or the obligation to purchase any shares of our common stock on any business day that the price of our common stock is below the floor price as set forth in the Purchase Agreement.

The Purchase Agreement contains customary representations, warranties, covenants, closing conditions and indemnification and termination provisions by, among and for the benefit of the parties. LPC has covenanted not to cause or engage in any manner whatsoever, any direct or indirect short selling or hedging of the Company’s shares of common stock.  In consideration for entering into the $31 million agreement, we issued to LPC 128,506 shares of our common stock as a commitment fee and shall issue up to 164,675 shares pro rata, when and if, LPC purchases at the Company’s discretion the $30 million of future additional funding. The Purchase Agreement may be terminated by us at any time at our discretion without any cost to us.    The proceeds received by the Company under the purchase agreement are expected to be used for working capital and general corporate purposes. The issuance of the shares under the Purchase Agreement is subject to NYSE Amex approval.

The foregoing description of the purchase agreement and the registration rights agreement are qualified in their entirety by reference to the full text of the purchase agreement and the registration rights agreement, a copy of each of which is attached hereto as Exhibit 10.15 and 10.16, respectively, and each of which is incorporated herein in its entirety by reference.

Item 3.02    Unregistered Sales of Equity Securities.

The information contained above in Item 1.01 is hereby incorporated by reference into this Item 3.02.

In addition to our agreement to issue shares and warrants to LPC as described above, on May 27, 2011 we also agreed to issue an additional 50,000 shares of our common stock and warrants to purchase 20,000 shares of our common stock in consideration for $153,000 from outside third parties participating in our private placement offering under Rule 506 of Regulation D.  Shares issued in our private placement offering were priced at market value on the date the additional listing application was submitted to the NYSE Amex for approval, and investors also received 40% warrant coverage with a six month holding period and an exercise price at market value.  The transactions described in this Form 8-K are subject to NYSE Amex approval.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits.

10.15	Purchase Agreement, dated as of May 27, 2011, by and between the Company and Lincoln Park Capital Fund, LLC.

10.16	Registration Rights Agreement, dated as of May 27, 2011, by and between the Company and Lincoln Park Capital Fund, LLC.

10.17	Form of Warrant

99.1	Press Release dated May 31, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 31, 2011	BACTERIN INTERNATIONAL HOLDINGS, INC.

By: /s/ Guy S. Cook
Name: Guy S. Cook
Title: President and Chief Executive Officer

EXHIBIT INDEX

No.	Description

10.15	Purchase Agreement, dated as of May 27, 2011, by and between the Company and Lincoln Park Capital Fund, LLC.

10.16	Registration Rights Agreement, dated as of May 27, 2011, by and between the Company and Lincoln Park Capital Fund, LLC.

10.17	Form of Warrant

99.1	Press Release dated May 31, 2011.